TRM Announces Shareholders Approval
                   of $20 Million Equity Investment in Company


Portland, Ore., June 29/PRNewswire/ -- TRM Copy Centers Corporation (Nasdaq:
TRMM - news) announced today that its shareholders voted their approval of a $20 million equity investment by ReadyCash Investment Partners, L.P. The investment transaction was completed immediately following the special meeting of shareholders. The investment will be used by TRM to launch its new Automated Teller Machine (ATM) Division. TRM is the leader in providing self-service convenience photocopy centers in retail establishments in North America and Europe. TRM owns and operates 33,000 photocopy centers.

"We are very pleased with the support we have received from our shareholders as we prepare to open our ATM Division," stated Fred Stockton, President and CEO. "Providing convenience ATM services is a natural extension of our convenience photocopying services. Over 75% of our retailers presently do not offer ATM services to their customers. We believe that many of these retailers would be successful ATM sites. In fact, we have received inquiries from many retailers since we announced our intent to enter the ATM market."

"We are now in a position to aggressively build our ATM Division," stated Stockton. "Current activities include a search for key management as well as evaluation of potential acquisition opportunities."

TRM announced the investment by ReadyCash and its intent to enter the ATM market on March 30, 1998. ReadyCash receives shares of preferred stock convertible to common stock at $15 per share. ReadyCash Investment Partners, L.P. is led by Edward and Daniel Cohen of Philadelphia.

FORWARD LOOKING STATEMENTS

The discussions in this release regarding the Company's plans and expectations with respect to revenues and profitability are forward-looking statements and actual results may materially differ. These statements involve risks and uncertainties that could cause actual results to materially differ, including the following: competitive factors, consumer demand for the Company's services, the Company's ability to execute its plan successfully and the factors set forth in the Company's filings with the SEC, including Form 10-K for the year ended June 30, 1997.